Exhibit 99.1

RDA HOLDING CO. ANNOUNCES RESULTS FOR

THE SECOND QUARTER ENDED JUNE 30, 2011

•      Company Announces Second Quarter Revenue of $409.4 Million; Net Loss of $240.5 Million

•      Company Secures $55.0 Million of New Financing

NEW YORK, N.Y., August 15, 2011 — RDA Holding Co., parent company of The Reader’s Digest Association, Inc. (together with its subsidiaries and affiliated entities, “RDA”), the global multi-brand and multi-platform media and direct marketing company, announced today its financial results for the three month period ended June 30, 2011.

Tom Williams, President and Chief Executive Officer, commented, “Our business continued to face a number of challenges this quarter.  While we are not satisfied with our performance, several items that reduced EBITDA in the first half ease in the coming quarters.

“Allrecipes continues to be the number one digital food brand in the world, growing monthly unique visitors 60 percent on a year over year basis and widening its lead over the competition.  The recent acquisition of Food Wishes adds YouTube’s most viewed collection of original how-to food videos to the world’s largest audience of online cooks.  We were pleased by the turnaround in our Reader’s Digest Community business, which showed strength in ad sales, continued success in subscriptions on eReaders and tablets, and further progress in our partnership initiatives.

“The business remains seasonal and will continue to produce its strongest profitability in the fourth quarter.  This is driven by consumer buying patterns that are weighted towards the holiday season, and are particularly pronounced this year due, in part, to the positive impact of the substantial additional marketing investments made in the first half from which we expect to benefit in the second half of the year and through 2012 and beyond.  Additionally, benefits from new revenue streams, such as strategic partnerships, and the results of recent cost reduction initiatives will be further evidenced in our results in the second half of the year.  We believe we have many opportunities to further monetize and extend our strong brands and platform as we have most recently done in our Reader’s Digest Community business.  We remain confident in our strategy and continue to work vigorously to address the challenges and execute on the opportunities in our business.”

Second Quarter 2011 Highlights and Summary Results

	Successor Company
	Three months ended June 30, 2011	Three months ended June 30, 2010
(Unaudited)	($ millions)	($ millions)
Reported revenue	$409.4	$436.5
Revenue excluding fair value adjustments and foreign currency translation	$392.1	$476.9
Net (loss) income	$(240.5)	$12.5
Net income, excluding impairment of assets and related tax impact	$7.8	$12.5
Segment operating income	$37.6	$89.3
Consolidated EBITDA	$52.2	$77.1
Cash and cash equivalents	$63.4	$171.3

•                  Revenue declined 6.2% from the 2010 quarter primarily due to a decline in our Lifestyle & Entertainment Direct segment (LED), lower response rates and a lower active customer base across many of our international markets, declining renewals in our U.S. segment and declining advertising in certain segments.

•                  Net income declined $253 million from the 2010 quarter to a loss of $240.5 million, primarily due to an estimated impairment charge of $256.7, aforementioned declining revenue and increased promotional investments over the 2010 quarter.

•                  During the second quarter, the Company recorded an impairment charge of $256.7 million, principally related to goodwill and other intangible assets.

•                  Consolidated EBITDA was down 32.3% due substantially to increased marketing spending in the first half, challenges in some direct marketing business lines, in particular LED which accounted for the majority of this decline, and challenges in Every Day with Rachael Ray.  This was partially offset by a stronger performance in Reader’s Digest Community where profits increased 17.1%.

•                  Cash and cash equivalents were $63.4 million at June 30, 2011, down from $98.6 million at March 31, 2011, principally due to payments of $10.7 million related to our change in control and April 2011 Board change, reorganization and restructuring payments of $3.9 million and investments in working capital.

•                  Lifestyle Communities: Allrecipes.com grew unique visitors by 60% to 16.8 million; Family Handyman brand is showing year over year ad gains through June.  Excluding Every Day with Rachael Ray, Lifestyle Communities revenue was essentially flat year over year.  The Company is focused on implementing a strategy to enhance performance at Every Day with Rachael Ray.

•                  Reader’s Digest Community: Reader’s Digest first half ad pages were up 4.4% with a 1.1% gain in market share versus its competitive set (PIB:MIN); U.S. edition of Reader’s Digest is now the best selling magazine on the Kindle among all magazine titles; total monthly single copy and subscription sales of Reader’s Digest across the Kindle and the Nook now regularly exceed 25% of the size of our average newsstand sales; the Company made continued progress in its partnership with Humana to develop a series of co-branded Medicare products that are expected to debut later this year.

•                  International Direct Marketing: The direct marketing business continues to show traction in its more focused affinity marketing initiatives. The new Seniors affinity program launched in Germany in October of 2010, and the food affinity program, which launched in France during 2011 are yielding positive results and have growth potential across the rest of our international markets. The Company also continues to market health-related products, in addition to book content, across its international markets as part of its shift to higher-margin, non-published products.

Outlook

Several items that reduced EBITDA in the first half of the year ease in the coming quarters, and the Company expects EBITDA to grow in the third and fourth quarters over the prior year.  This year over year expected growth comes even with the disappointing operations at LED after a very profitable 2010 for that segment, and absorbing significant losses at Every Day with Rachael Ray, which was expected to be profitable. The expected EBITDA improvements in the second half of the year will be driven primarily by the effects of the significant marketing investments made in the first half of the year and growth in other revenue streams such as strategic partnerships.

In light of the unexpected underperformance in some of the direct marketing businesses, in particular LED, and the continued unexpected challenges at Every Day with Rachael Ray, the Company believes it is prudent to withdraw its previous EBITDA guidance for the full year.

A number of uncertainties remain that may affect the Company’s outlook as stated in this press release for the three months ended June 30, 2011. These uncertainties are referenced below under “Forward-looking Statements” and in certain filings with the U.S. Securities and Exchange Commission.

New Financing

On August 12, 2011, the Company entered into and borrowed the full amount under a term loan and guarantee agreement, providing the Company with a $45.0 million secured term loan, and an unsecured term loan and guarantee agreement, providing the Company with a $10.0 million unsecured term loan, each with Luxor Capital Group, as administrative agent; the Guarantors (defined in each agreement); and the lenders thereunder (who are affiliates of RDA shareholders).  The secured term loan matures in November 2013 and bears interest at the rate of 7.00% per annum. The unsecured term loan matures in May 2014 and bears interest at the rate of 11.00% per annum.  The new credit facilities contain substantially the same covenants and limitations as our existing senior revolving credit facility, although in certain cases they are more restrictive.  The proceeds of the new credit facilities will be used for seasonal working capital and general corporate purposes.  In addition, in connection with the unsecured term loan, the Company issued two tranches of warrants to the lenders under the agreement.  The first tranche of warrants provides the holders with the right to purchase up to 1.125 million shares of the Company’s common stock at an exercise price of $17.50 per share.  The second tranche of warrants provides the holders with the right to purchase up to 1.25 million shares of the Company’s common stock at an exercise price of $15.00 per share. Both tranches of warrants expire two years after the issue date.  Previously, the Company had drawn down the balance of its senior revolving credit facility.

Second Quarter 2011 Segment Results

The Company classifies its business into six reportable segments: United States, Europe, Asia Pacific & Latin America (“APLA”), Canada, Lifestyle & Entertainment Direct (“LED”), and Other. These segments comprise two business lines: branded communities and direct marketing.

The United States segment consists of the Company’s branded communities businesses:  the Reader’s Digest Community and Lifestyle Communities (Food & Entertaining, Home & Garden, and Do-It-Yourself).

The Company’s Europe, APLA and Canada segments primarily consist of the Company’s direct marketing operations in those regions.

The LED segment primarily consists of the Company’s direct response television (“DRTV”) marketing business and the Other segment consists of the Weekly Reader Publishing Group branded community.

Summary of Reportable Segment Results

	Successor Company
	Three months ended June 30, 2011	Three months ended June 30, 2010
(Unaudited)	($ millions)	($ millions)
Revenue
Branded Communities
United States segment
Reader’s Digest community	$67.9	$64.7
Lifestyle communities	108.8	112.3
US allocations/Discontinued product lines	—	0.1
Total United States segment	176.7	177.1
Other segment - Weekly Reader	4.7	6.1
Total Branded Communities	181.4	183.2

Direct Marketing Businesses
Europe segment	145.4	151.7
Asia Pacific & Latin America segment	59.2	65.6
Canada segment	25.4	28.2
Lifestyle & Entertainment Direct segment	8.5	49.9
Total Direct Marketing Business	238.5	295.4
Total all business segments	419.9	478.6
Intercompany eliminations	(1.5)	(1.7)
Fair value adjustments	(9.0)	(40.4)
Total revenue	$409.4	$436.5

	Successor Company
	Three months ended June 30, 2011	Three months ended June 30, 2010
(Unaudited)	($ millions)	($ millions)

Operating income (loss)
Branded Communities
United States segment
Reader’s Digest community	$12.3	$10.5
Lifestyle communities	21.3	29.1
US allocations/Discontinued product lines	(0.5)	(0.6)
	33.1	39.0
Other segment - Weekly Reader	0.1	—
Total Branded Communities	33.2	39.0

Direct Marketing Businesses
Europe segment	13.7	30.6
Asia Pacific & Latin America segment	1.4	7.3
Canada segment	6.5	7.1
Lifestyle & Entertainment Direct segment	(17.2)	5.3
Total Direct Marketing Businesses	4.4	50.3
Total all business segments	37.6	89.3
Corporate unallocated	(31.5)	(38.4)
Fair value adjustments	(5.1)	(27.5)
Impairment of assets	(256.7)	—
Other operating items, net	(3.2)	(28.1)
Total operating loss	(258.9)	(4.7)
Interest expense	14.3	13.5
Gain on deconsolidation of subsidiary	(8.5)	(1.4)
Other income, net	(2.4)	—
Income tax benefit	(21.8)	(28.3)
Income from discontinued operations, net of taxes	—	1.0
Net (loss) income	$(240.5)	$12.5

	Successor Company		Predecessor Company
	Six months ended June 30, 2011	February 20 to June 30, 2010	January 1 to February 19, 2010
(Unaudited)	($ millions)	($ millions)	($ millions)
Revenue

Branded Communities
United States segment
Reader’s Digest community	$114.0	$89.5	$25.9
Lifestyle communities	177.1	147.2	48.4
US allocations/Discontinued product lines	—	0.2	0.1
Total United States segment	291.1	236.9	74.4
Other segment - Weekly Reader	10.2	8.8	5.7
Total Branded Communities	301.3	245.7	80.1

Direct Marketing Businesses
Europe segment, without RDA UK	267.3	204.6	79.1
RDA UK (deconsolidated)	—	—	13.3
Asia Pacific & Latin America segment	116.9	93.1	34.4
Canada segment	48.2	37.9	15.2
Lifestyle & Entertainment Direct segment	38.9	74.3	36.2
Total Direct Marketing Business	471.3	409.9	178.2
Total all business segments	772.6	655.6	258.3
Intercompany eliminations	(3.3)	(1.9)	(0.6)
Fair value adjustments	(33.9)	(61.0)	—
Total revenue	$735.4	$592.7	$257.7

	Successor Company		Predecessor Company
	Six months ended June 30, 2011	February 20 to June 30, 2010	January 1 to February 19, 2010
(Unaudited)	($ millions)	($ millions)	($ millions)

Operating income (loss)
Branded Communities
United States segment
Reader’s Digest community	$13.5	$12.7	$(1.7)
Lifestyle communities	18.4	33.1	4.7
US allocations/Discontinued product lines	(0.7)	(0.7)	—
Total United States segment	31.2	45.1	3.0
Other segment - Weekly Reader	0.6	(0.2)	1.9
Total Branded Communities	31.8	44.9	4.9

Direct Marketing Businesses
Europe segment, without RDA UK	2.1	37.6	(5.5)
RDA UK (deconsolidated)	—	—	(2.6)
Asia Pacific & Latin America segment	3.2	11.0	0.2
Canada segment	7.3	6.1	1.7
Lifestyle & Entertainment Direct segment	(22.3)	7.5	6.1
Total Direct Marketing Businesses	(9.7)	62.2	(0.1)
Total all business segments	22.1	107.1	4.8
Corporate unallocated	(55.8)	(47.8)	(15.1)
Fair value adjustments	(22.6)	(33.5)	—
Impairment of assets	(256.7)	—	—
Other operating items, net	(7.8)	(33.3)	(14.0)
Total operating loss	(320.8)	(7.5)	(24.3)
Interest expense	28.1	25.4	8.8
(Gain) loss on deconsolidation of subsidiary	(8.5)	(1.4)	49.7
Other (income) expense, net	(0.9)	0.4	9.6
Reorganization items	—	—	(1,906.6)
Income tax (benefit) expense	(17.3)	(30.2)	54.0
Income from discontinued operations, net of taxes	—	0.4	33.4
Net (loss) income	$(322.2)	$(1.3)	$1,793.6

Summary of reportable segment results

United States

Second quarter 2011 revenue in the United States segment was relatively flat at $176.7 million compared to $177.1 in the 2010 period. Operating profit was $33.1 million, compared to $39.0 million.  Revenue in this segment was driven by special issues in our Reader’s Digest, Country and Reminisce titles.  This was offset by declining renewals on certain food and home magazine titles; declining advertising revenue for our Every Day with Rachael Ray title; the sale of our Country Store Catalog product line in the prior year; and a lower active customer base and fewer product offerings in our direct mail and trade markets.  The decline in operating profit was primarily driven by a decrease in advertising at Every Day with Rachael Ray and higher agent commissions.

Europe

Second quarter 2011 revenue in the Europe segment was $145.4 million, compared to $151.7 million in the 2010 period.  Operating profit was $13.7 million, compared to $30.6 million. The declines in revenue and operating profit in this segment were largely due to lower mail quantities and softer response rates; a lower active customer base in certain markets; and, with respect to operating profit, the negative timing impact of promotional spend.

Asia Pacific and Latin America (APLA)

Second quarter 2011 revenue in the APLA segment was $59.2 million, compared to $65.6 million in the

2010 period. Operating profit was $1.4 million, compared to $7.3 million.  The declines in revenue and operating profit in this segment were driven by a lower active customer base and softer response rates, primarily in Asia and Australia.

Canada

Second quarter 2011 revenue in the Canada segment was $25.4 million, compared to $28.2 million in the 2010 period.  Operating profit was $6.5 million, compared to $7.1 million.  The declines in revenue and operating profit in this segment were the result of a lower active customer base; mailing delays due to a postal strike, and lower subscription revenue for our Reader’s Digest title.

Lifestyle & Entertainment Direct (LED)

Second quarter 2011 revenue in the LED segment was $8.5 million compared to $49.9 million in the 2010 period.   Operating loss was $17.2 million, compared to an operating profit of $5.3 million.  The declines in revenue and operating profit in this segment were primarily attributable to a decline in sales of our matured Ab Circle Pro fitness product; a non-cash charge related to accounts receivable in the current quarter due to the bankruptcy of a major U.S. distributor of the Ab Circle Pro; and general softness in the DRTV marketplace.

Other

Second quarter 2011 revenue in the Other reportable segment was $4.7 million compared to $6.1 million in the 2010 period.  Operating profit increased $0.1 million to $0.1 million. The decline in revenue in this segment was primarily attributable to the exit of our custom publishing business and lower response rates on our magazine subscriptions.

Corporate Unallocated & Other Operating Items

Corporate unallocated for the three months ended June 30, 2011, decreased $6.9 million, or 18.0%, to $31.5 million, as compared to $38.4 million for the three months ended June 30, 2010.  Our results were negatively impacted by increased stock-based compensation expense associated with the April 2011 Board change, and executive severance paid pursuant to the Separation Agreement.  This was more than offset by a reduction in our current year bonus accrual to levels consistent with our 2011 expected results and a decrease in depreciation and occupancy costs associated with the facilities we exited in 2010.

Other operating items, net for the three months ended June 30, 2011, decreased $24.9 million, or 88.6%, to $3.2 million, as compared to $28.1 million for the three months ended June 30, 2010.  The expense in the three months ended June 30, 2011, was primarily due to restructuring actions as part of our ongoing cost reduction initiatives, along with professional fees related to business redesign and process optimization projects.  The expense in the three months ended June 30, 2010, was primarily attributable to severance charges associated with our global initiative to reduce headcount and overheads, along with professional fees associated with our chapter 11 Cases and the application of fresh start accounting incurred after our emergence from bankruptcy.

Impairment of Assets

During the second quarter, the Company recorded an impairment charge of $256.7 million, principally related to goodwill and other intangible assets. This impairment charge was primarily driven by changes in our long-term views related to underperformance in the Europe and APLA segments, resulting in impairment charges of $204.2 million and $31.7 million for goodwill and tradenames, respectively, in these segments. Additionally, we recorded an impairment charge of $20.5 million against goodwill in LED, related to underperformance and softness in revenue.

Last Twelve Months Product Results

Summary of revenue and approximated contribution margins(a) by product

	RDA Holding Co., without UK
	Successor Company				Predecessor Company
	Twelve months ended June 30, 2011		February 20 to June 30, 2010		July 1, 2009 to February 19, 2010
(Unaudited)	($ millions)		($ millions) (b)		($ millions) (b)

Revenue by Product:
Music and videos	$272		$102		$228
Advertising	165		61		109
Magazine circulation	520		189		358
Books	559		207		412
Non-published products and services (c)	164		95		193

Total Product Revenue	1,680		654		1,300

Fair value adjustments and RDA UK	(81)		(61)		59

Reported Revenue	$1,599		$593		$1,359

Approximated Contribution Margins by Product:

Music and videos	$63	23%	$28	27%	$54	24%
Magazine circulation/advertising	161	24%	80	32%	94	20%
Books	104	19%	67	32%	85	21%
Non-published products and services (c)	55	34%	35	37%	48	25%

Total Approximated Contribution Margins	$383	22.8%	$210	32.1%	$281	21.6%

(a)                      Contribution margin is defined as revenue less product, distribution, editorial and marketing expenses, excluding fair value adjustments and results from the deconsolidated UK operations.

(b)                     Prior year amounts have been reclassified to current year presentation.

(c)                      Non-published products and services was adversely impacted by a $14 million one-time inventory write down in the twelve months ended June 30, 2010 and a $12 million accounts receivable write down in the twelve months ended June 30, 2011.

Product Revenue and Margins

The approximated total contribution margin for the twelve months ended June 30, 2011, was 22.8%, which declined 2% versus the twelve months ended June 30, 2010.

Revenue in the books and music and video categories declined.  The contribution margin in books also declined, primarily as a result of increased spending on new marketing investments and higher product costs in some markets.  Music and video contribution margin declined, primarily due to lower response rates for our DRTV promotions.

Advertising and magazine circulation revenue decreased primarily due to declines in print advertising and was partially offset by increases in digital advertising.  The contribution margin was steady.

Non-published products revenue declined primarily due to the Ab Circle Pro product nearing the end of its life cycle within our LED segment, along with the closure of the Country Store product line.  Despite this revenue reduction, lower product and promotion costs improved the contribution margin.

Our last twelve month results were impacted by increased promotional investment, which we believe will yield improved margins in the remainder of the year.

Conference Call

The Company will host a conference call to discuss results for the second quarter of 2011 on Monday, August 15, at 11 a.m. Eastern Time.

To listen to the conference call, please dial (800) 901-5248 or (617) 786-4512 internationally, and ask for Reader’s Digest.  The pass code is “54871856.”

There will also be a PowerPoint presentation. To access the presentation, tune Web browsers to this URL: www.rda.com/investor-relations/events.

An audio replay of the call will be available within 24 hours and will be posted for seven days on www.rda.com (Investor Relations / Company Reports).

Non-GAAP Financial Measures

The Company publicly reports its financial information in accordance with United States generally accepted accounting principles (GAAP).  To facilitate external analysis of the Company’s operating performance, the Company also presents financial information that may be considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission.  Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.  The following non-GAAP financial measures included in this release and/or referred to on our conference call are used by the Company in its internal analysis of the business.

EBITDA is a common supplemental measure of performance used by investors and financial analysts.  Management believes that EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends.  The Company does not use EBITDA as a measure of liquidity because it includes certain contractual and non-discretionary expenditures.  Consolidated EBITDA is fully defined in our Senior Secured Notes indenture dated February 11, 2010, and generally consists of EBITDA plus/minus adjustments related to the following major items: (a) purchase and fresh start accounting; (b) asset impairment charges; (c) results of disposed and discontinued entities; (d) restructuring and reorganization costs; (e) non-cash gains and losses; and (f) other items, such as stock based compensation.  EBITDA as defined herein may differ from similarly titled measures presented by other companies.

Pro forma free cash flow, a non-GAAP measure, as used herein and/or referred to on our conference call, is defined as consolidated EBITDA less (i) capital expenditures, (ii) cash taxes, (iii) working capital, adjusted to eliminate non-EBITDA related movements in working capital, and (iv) cash interest.  The Company believes that pro forma free cash flow is useful to investors and financial analysts as a performance measure.  The Company uses pro forma free cash flow in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources.  Pro forma free cash flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  Pro forma free cash flow as defined herein may differ from similarly titled measures presented by other companies.

The reconciliations of non-GAAP to GAAP measures are included in the tables attached to this release and are available at www.rda.com.  The Company’s financial statements will be filed with the Securities and Exchange Commission when available.

About The Reader’s Digest Association, Inc.

RDA is a global media and direct marketing company that educates, entertains and connects more than 140 million consumers around the world with products and services from trusted brands. With offices in 44 countries, the Company reaches customers in 79 countries, publishes 90 magazines, including 50 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 83 branded websites and sells nearly 40 million books, music and video products across the world each year.  Further information about the Company can be found at www.rda.com.

Forward-looking Statements

This press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including, without limitation, statements about our operations, financial condition and liquidity, strategies, business initiatives, prospects, expectations regarding future events and our financial performance and the development of the industry in which we operate, are forward-looking statements that involve certain risks and uncertainties. While these statements represent the Company’s current judgment on what the future may hold, and the Company believes these judgments are based upon reasonable assumptions, these statements are not guarantees of any events or financial results, and the Company’s actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include those risks described in our Registration Statement on Form S-4 and the related prospectus filed with the Securities and Exchange Commission, as declared effective on February 11, 2011, in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, which will be filed today with the Commission, and include the following:

•                  our degree of leverage and concerns about our financial viability;

•                  general economic and market conditions;

•                  increased competition and other factors affecting the media and publishing industries generally;

•                  our ability to anticipate, respond or adapt to trends in what the public finds appealing;

•                  the identification, completion or integration of acquisitions and other significant transactions;

•                  the ability to attract and retain new and younger customers and key personnel;

•                  changes in relationships with, or the financial condition of, key suppliers or vendors;

•                  further declines in advertising revenue or in media spending generally;

•                  a failure to maintain circulation levels in a cost-efficient manner;

•                  risks relating to the foreign countries where we transact business;

•                  a material deterioration in foreign exchange rates with respect to the U.S. dollar;

•                  our ability to fulfill our strategy of building our Internet and digital businesses;

•                  significant financial restrictions placed on us by the Indenture governing our Senior Secured Notes, our Senior Credit Facility and our New Credit Facilities;

•                  lack of comparable financial data due to the restructuring of our business or the adoption of fresh start accounting;

•                  the impact of the recent changes to our Board of Directors and senior management;

•                  the post-emergence impact of the bankruptcy proceedings on our operations, including the impact on our ability to negotiate favorable terms with suppliers, customers, counterparties and others; and

•                  the application of tax laws resulting from our chapter 11 proceedings, which will have an adverse effect on our future cash tax obligations.

You should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. The

Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

For further information contact:

For investor inquiries: The Reader’s Digest Association	For media inquiries: FD
Bryan Berndt	Evan Goetz
Tel: 646.293.6054	Tel: 212.850.5639

(Tables follow)

RDA Holding Co., and Subsidiaries

Consolidated Statements of Operations

 (in millions)

(unaudited)

	Successor Company
	Three months ended June 30, 2011	Three months ended June 30, 2010

Revenue	$409.4	$436.5

Product, distribution and editorial expenses	180.6	192.0
Promotion, marketing and administrative expenses	227.8	221.1
Impairment of assets	256.7	—
Other operating items, net	3.2	28.1
Operating loss	(258.9)	(4.7)
Interest expense	14.3	13.5
Gain on deconsolidation of subsidiary	(8.5)	(1.4)
Other income, net	(2.4)	—
Loss before income taxes and discontinued operations	(262.3)	(16.8)
Income tax benefit	(21.8)	(28.3)
(Loss) income from continuing operations before discontinued operations	(240.5)	11.5
Income from discontinued operations, net of taxes	—	1.0
Net (loss) income	$(240.5)	$12.5

RDA Holding Co., and Subsidiaries

Consolidated Statements of Operations

(in millions)

(unaudited)

	Successor Company		Predecessor Company
	Six months ended June 30, 2011	February 20 to June 30, 2010	January 1 to February 19, 2010

Revenue	$735.4	$592.7	$257.7

Product, distribution and editorial expenses	335.4	255.9	112.9
Promotion, marketing and administrative expenses	456.3	311.0	155.1
Impairment of assets	256.7	—	—
Other operating items, net	7.8	33.3	14.0
Operating loss	(320.8)	(7.5)	(24.3)
Interest expense	28.1	25.4	8.8
(Gain) loss on deconsolidation of subsidiary	(8.5)	(1.4)	49.7
Other (income) expense, net	(0.9)	0.4	9.6
Loss before reorganization items, income taxes and discontinued operations	(339.5)	(31.9)	(92.4)
Reorganization items	—	—	(1,906.6)
(Loss) income before income taxes and discontinued operations	(339.5)	(31.9)	1,814.2
Income tax (benefit) expense	(17.3)	(30.2)	54.0
(Loss) income from continuing operations before discontinued operations	(322.2)	(1.7)	1,760.2
Income from discontinued operations, net of taxes	—	0.4	33.4
Net (loss) income	$(322.2)	$(1.3)	$1,793.6

RDA Holding Co., and Subsidiaries

Consolidated Balance Sheets

(in millions)

(unaudited)

	Successor Company
	June 30, 2011	December 31, 2010	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$63.4	$169.4	$171.3
Restricted cash	4.6	4.5	3.5
Accounts receivable, net	185.1	237.2	187.5
Inventories	76.5	62.5	72.4
Prepaid and deferred promotion costs	40.9	33.5	35.5
Prepaid expenses and other current assets	133.9	122.0	99.2
Assets held for sale	—	7.4	6.7
Total current assets	504.4	636.5	576.1
Property and equipment, net	60.6	59.3	51.2
Restricted cash	9.4	8.4	6.9
Goodwill	476.7	672.4	660.7
Other intangible assets, net	410.0	451.4	475.2
Prepaid pension assets	173.2	166.0	154.8
Other noncurrent assets	44.3	34.8	39.5
Total assets	$1,678.6	$2,028.8	$1,964.4
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$183.7	$167.6	$144.7
Accrued expenses	110.5	135.7	175.3
Income taxes payable	11.5	7.8	11.3
Unearned revenue	252.6	269.7	188.0
Other current liabilities	27.5	32.4	28.8
Total current liabilities	585.8	613.2	548.1
Long-term debt	522.6	510.7	509.9
Unearned revenue	94.2	94.3	112.3
Accrued pension	3.3	5.7	6.3
Postretirement and postemployment benefits other than pensions	11.9	12.9	15.1
Other noncurrent liabilities	177.9	199.4	225.5
Total liabilities	1,395.7	1,436.2	1,417.2
Common stock	—	—	—
Treasury stock	(33.5)	—	—
Paid-in capital, including warrants	594.4	597.6	594.1
Accumulated deficit	(351.8)	(29.6)	(1.3)
Accumulated other comprehensive income	73.8	24.6	(45.6)
Total stockholders’ equity	282.9	592.6	547.2
Total liabilities and stockholders’ equity	$1,678.6	$2,028.8	$1,964.4

RDA Holding Co., and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Successor Company		Predecessor Company
	Six months ended June 30, 2011	February 20 to June 30, 2010	January 1 to February 19, 2010

Cash flows from operating activities:
Net (loss) income	$(322.2)	$(1.3)	$1,793.6
Adjustments to reconcile net (loss) income to operating cash flows:
Income from discontinued operations, net of taxes	—	(0.4)	(33.4)
Depreciation and amortization	35.9	26.3	6.6
(Benefit) provision for deferred income taxes	(23.9)	(39.7)	61.0
Amortization of bond discount	0.9	0.6	—
Amortization of debt issuance costs	1.4	5.2	3.8
(Gain) loss on deconsolidation of subsidiary	(8.5)	(1.4)	49.7
Non-cash loss in financing foreign exchange	—	—	6.3
Impairment of assets	256.7	—	—
Gain on settlement of pre-petition liabilities	—	—	(1,765.1)
Revaluation of assets and liabilities in fresh start accounting	—	—	(163.1)
Stock-based compensation expense	16.5	4.2	0.2
Net (gain) loss on sale or disposal of certain assets	(1.7)	—	0.3
Changes in assets and liabilities, net of effects of dispositions:
Restricted cash	(0.5)	45.0	(29.2)
Accounts receivable, net	59.2	15.2	27.4
Inventories	(11.0)	8.2	1.5
Prepaid and deferred promotion costs	(5.6)	(10.6)	5.8
Other assets	(18.0)	(14.6)	45.8
Unearned revenue	(23.4)	(13.6)	2.6
Income taxes	(2.1)	(3.1)	(8.6)
Accounts payable and accrued expenses	(14.0)	(68.1)	(16.3)
Other liabilities	(9.7)	7.4	(4.5)
Net change in cash due to continuing operating activities	(70.0)	(40.7)	(15.6)
Net change in cash due to discontinued operating activities	—	(5.2)	5.8
Net change in cash due to operating activities	$(70.0)	$(45.9)	$(9.8)

RDA Holding Co., and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Successor Company		Predecessor Company
	Six months ended June 30, 2011	February 20 to June 30, 2010	January 1 to February 19, 2010

Cash flows from investing activities:
Capital expenditures	$(9.3)	$(11.2)	$(1.6)
Purchase of a business	(2.3)	—	—
Purchases of intangible assets	—	—	(0.4)
Proceeds from sale of a business	—	—	30.8
Proceeds from sale of assets	9.3	—	—
Investing restricted cash	—	21.0	(21.0)
Loss of cash due to subsidiary deconsolidation	—	—	(16.5)
Net change in cash due to investing activities	$(2.3)	$9.8	$(8.7)
Cash flows from financing activities:
Proceeds from long-term revolving credit facility	15.0	—	—
Repayments of long-term revolving credit facility	(4.0)	—	—
Proceeds from borrowings	—	509.3	—
Debt payments	—	(555.3)	—
Restricted cash	—	(509.3)	509.3
Escrow liability	—	509.3	(509.3)
Cash paid for financing fees	(0.7)	(11.5)	(9.5)
Cash used to net settle stock-based awards	(5.6)	—	—
Repurchase of Successor Company common stock	(43.3)	—	—
Net change in cash due to financing activities	$(38.6)	$(57.5)	$(9.5)
Effect of exchange rate changes on cash and cash equivalents	4.9	(4.7)	0.2
Net change in cash and cash equivalents	(106.0)	(98.3)	(27.8)
Cash and cash equivalents at beginning of period	169.4	269.6	297.4
Cash and cash equivalents at end of period	$63.4	$171.3	$269.6
Supplemental information
Cash paid for interest	$25.1	$13.1	$6.0
Cash paid for income taxes	$5.5	$3.2	$1.3

RDA Holding Co., and Subsidiaries

Net Income to Consolidated EBITDA Reconciliation

(in millions)

(unaudited)

	Successor Company
	Three months ended June 30, 2011	Three months ended June 30, 2010

Net (loss) income	$(240.5)	$12.5
Interest expense	14.3	13.5
Income tax benefit	(21.8)	(28.3)
Depreciation and amortization	18.3	18.4
Subtotal	(229.7)	16.1

Adjustments
Restructuring	1.0	22.0
Reorganization items	3.1	13.9
Change of control	5.5	—
Non-cash adjustments (a)	272.3	25.1
Consolidated EBITDA	$52.2	$77.1

(a)                      Non-cash adjustments primarily include intangible asset impairments, the amortization of fair value adjustments related to unearned revenue, stock-based compensation, gain on deconsolidation of subsidiary, non-cash gains (e.g. pension income) and other non-cash restructuring charges.

RDA Holding Co., and Subsidiaries

Reconciliation of Pro Forma Free Cash Flow

(in millions)

(unaudited)

	Successor Company
	Three months ended June 30, 2011	Three months ended June 30, 2010

Consolidated EBITDA	$52	$77
Cash interest	(12)	(13)
Cash taxes	(2)	(2)
Pro Forma working capital	(51)	(20)
Subtotal	(13)	42
Capital expenditures	(4)	(10)
Pro forma free cash flow	(17)	32
Changes in other assets and liabilities	(13)	(12)
Other investing activity	(1)	(1)
Other financing activity	11	—
Change of control financing activity	(6)	—
Change of control operating activity	(5)	—
Reorganization costs	(2)	(26)
Restructuring costs	(2)	(5)
Effect of exchange rate changes on cash and cash equivalents	(1)	(6)
Change in cash and cash equivalents	(36)	(18)
Cash and cash equivalents at beginning of period	99	189
Cash and cash equivalents at end of period	$63	$171